L-P      LOUISIANA-PACIFIC CORPORATION                           April 19, 1996


         lll S.W. Fifth Avenue
         Portland, Oregon  97204
         503/221-0800
         FAX:  503/796-0204


Mr. Mike Hanna
President
Associated Chemists, Inc.

Dear Mike:

The purpose of the memo is to capture the essence of our discussions regarding your position with Louisiana-Pacific in the event the pending acquisition of ACI is completed.

In the first month while we await the Hart Scott Rodino ruling, you should plan on spending some of your time traveling to our operations to learn better what we do and how ACI might leap forward in sales with L-P. As you will not yet be an employee, you will be in a perfect position to talk and observe. I anticipate announcing at the OPC meeting Saturday that if the deal goes through, I anticipate you working with additional parts of the company.

Once aboard, I see you with the following responsibilities in the beginning (refer to attached organizational chart):
         *The Specialty Products groups will report to you directly. These will tend to be stand-alone businesses with a single person running each one. They represent the growth segment of our business plan. *Building Products Sales & Marketing will report directly to you. This organization will have the responsibility to develop the marketing approaches to and carry out sales of all our building products to the retail and wholesale trades. The two primary thrusts envisioned at this time are building and maintaining the preferred position as a supplier of building products to the retail trade (Home Depot, Lowes, etc.) a becoming the clear #1 developer and manufacturer of Engineered Wood Products to the building trades.

Depending on the number and type of acquisitions we make (and therefore the complexity we create) this position would also take responsibility in about a year for the Manufacturing Division which will be run by a VP-Manufacturing to be selected soon.

You will have the responsibility to convene and lead the Operating Policy Committee (OPC) which is comprised of the key Senior Managers across the company. This committee meets every 2-3 months to deal with major operational issues, sets the tone and direction for the



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


manner in which we deal with our people and recommends policy changes necessary to support our business and management thrusts.

In this position, you will have the primary role in all business operations. You will be a key member of the Senior Management team and therefore involved in all Strategic Issues and decisions. You will be my substitute in meetings with customers, shareholders and employees that I can not attend.

Your compensation, benefits and contractual arrangements at ACI will be honored for the first three years after the acquisition is completed. During the year your compensation will be adapted into a new L-P plan, but will not diminish your compensation as noted below:

         * Salary                                                      $280,000
         * Annual Bonus for 1996
                  -40% paid on July 15, 1996                           $ 88,000
                  -60% paid December 1996 or January 1997              $132,000

At  the  end  of  three  years  your  compensation,   benefits  and  contractual
arrangements will be folded into standard Senior Executive L-P Plans. In addition, you will be awarded stock options to purchase 45,000 shares, 1/3 of which will vest on 1/1/97, 1/1/98, and 1/1/99. The options will be granted at 85% of the market price on the date of the ACI closing, pending extension of this feature by the Board. These options will vest immediately upon a changed of control of the company.

I look forward to working with you.

Sincerely,

/s/ MARK A. SUWYN

Mark A Suwyn




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                             EMPLOYMENT AGREEMENT

DATED:      January 15, 1995

FROM:       Associated Chemists, Inc.

OWNERS:     Richard L. Rosenberg and Mary M. Rosenberg

TO:         Michael D. Hanna

1.    Employment

      (a) The Corporation agrees to employ Hanna and Hanna agrees to be employed by the Corporation in the capacity of President and Chief Operating Officer. The term of the employment shall be for two years effective January 15, 1995 and is subject to termination only for Cause.

      (b) The Corporation and Hanna further agree to a two year notice period for termination or separation, other than for cause. This paragraph is intended to bind both parties to a two-year notice regardless of the date given in Paragraph 1(a).


                                          ASSOCIATED CHEMISTS, INC.


                                          By     Michael D. Hanna
                                          President


                                                 Richard L. Rosenberg
                                          Richard L. Rosenberg - "OWNER"


                                                 Mary M. Rosenberg
                                          Mary M. Rosenberg - "OWNER"


                                                 Michael D. Hanna
                                          Michael D. Hanna - "HANNA"